Exhibit 99.1

BIMI Announces 1-for -10 Reverse Stock Split

BIMI intends to use a reverse-stock split to bring the company into compliance with listing requirements of The Nasdaq Capital Market.

NEW YORK, Dec. 08, 2022 (GLOBE NEWSWIRE) -- BIMI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”), a healthcare products and services provider, today announced a 1-for-10 reverse split of its common stock effective December 9, 2022.

Beginning on December 12, 2022, the Company’s common stock will trade on Nasdaq on a split adjusted basis. Trading in the common stock will continue on the Nasdaq Stock Market under the symbol “BIMI”. The new CUSIP number for the common stock following the reverse stock split will be 05552Q 301.

Upon effectiveness of the reverse stock split, every 10 shares of the Company’s issued and outstanding common stock will automatically be converted into one share of issued and outstanding common stock. No fractional shares will be issued as a result of the reverse stock split. Instead, any fractional shares that would have resulted from the split will be rounded up to the next whole number.

Registered stockholders holding their shares of common stock in book-entry or through a bank, broker or other nominee form do not need to take any action in connection with the reverse stock split. Stockholders holding physical stock certificates will also generally receive book-entry shares instead of their existing certificates, The Company’s transfer agent, American Stock Transfer & Trust Company will send further instructions.

The reverse stock split is intended to increase the per share trading price of the Company’s common stock to satisfy the $1.00 minimum bid price requirement for continued listing of the common stock on the NASDAQ Stock Market. Following the reverse stock split, the Company’s 38,434,761 issued and outstanding shares of common stock will amount to approximately 3,843,476 shares of common stock issued and outstanding, exclusive of shares issuable under outstanding options and warrants. The reverse stock split will not affect the number of total authorized shares of common stock of the Company.

About BIMI International Medical Inc.

BIMI International Medical Inc is a healthcare products and services provider, offering a broad range of healthcare products and related services and operates five private hospitals in China. For more information, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of COVID-19, the demand for the Company’s products and services in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

IR Contact:

Investor Relations Department of BIMI International Medical Inc.
Tel: +1(949)-981-6274

Email: vinson@usbimi.com